Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223

Robert A. Doody Jr.
Director, Investor Relations
Phone (610) 321-6290

Michelle Larkin (media)
Manager, PR & Advocacy
Phone (610) 304-5842

VIROPHARMA Announces First Quarter 2013 Financial Results

- Quarterly Global Cinryze® (C1 esterase inhibitor [human]) Net Sales Grew by 46 Percent to $99.5 Million -

EXTON, PA, May 1, 2013 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced financial results for the first quarter of 2013. Net sales were $107 million for the first quarter ended March 31, 2013 as compared to $136 million in the comparative period of 2012.  The decline in net sales quarter over quarter was driven by the decrease in Vancocin revenues partially offset by commercial product growth for Cinryze. The first quarter 2013 U.S. Cinryze net sales which grew by 44 percent over the first quarter of 2012 to $97 million, including approximately $91 million of patient demand.  The balance represented additional inventory in the channel.

“The early part of 2013 has seen great progress both in our commercial business as well as our development pipeline,” stated Vincent Milano, ViroPharma’s chief executive officer. “In addition to the virologic response data we will share during our conference call today from subjects enrolled into our two maribavir studies, we also expect results from several key programs for Cinryze in the coming quarters such as subcutaneous Cinryze administration, antibody-mediated rejection (AMR) in kidney transplant, new uses for C1 INH, as well as additional progress updates with maribavir.”

Our GAAP net loss was $64 million in the first quarter of 2013 compared to net income of $20 million in the first quarter of 2012.  GAAP diluted net loss per share was $(0.98) for the first quarter of 2013 compared to GAAP diluted earnings per share of $0.26 for the same period in 2012. The loss for the quarter was driven by a $104 million non-cash impairment charge related to the Vancocin intangible asset due to rapid decline in market price of generic vancocmycin. Also driving the quarter over quarter decrease was the loss of Vancocin revenues partially offset by the continued growth of Cinryze.

Non-GAAP adjusted net income for the three months ended March 31, 2013 was $11 million, compared to $31 million for the same period in 2012.  Non-GAAP adjusted diluted net earnings per share was $0.15 for the first quarter of 2013 compared to $0.37 for the same period in 2012.  A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Cinryze net sales during the first quarter of 2013 were $99.5 million, a 46 percent increase over the same period in 2012 driven by demand growth, rebuilding channel inventories and net realized price growth.  Vancocin net sales during the three months were $4 million compared to $66 million for the same period in 2012. The decrease is due to the impact of the launch of generic versions of vancomycin in April of 2012. During the first quarter of 2013, we generated net sales of approximately $7 million from our European operations.

Cost of sales decreased for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012 by $2 million. The decrease in cost of sales was due to product mix and overall sales decline of Vancocin compared to the same period in the prior year. We anticipate that our cost of sales, on a relative basis, will remain higher than historical levels due to the introduction of generic vancomycin and the reduction of our sales of Vancocin relative to our Cinryze sales along with the royalty due to Genzyme on Vancocin-related sales.

Research and development costs incurred during the first quarter of 2013 increased compared to the same period in 2012 due to advancements in our clinical development programs, including the subcutaneous Cinryze and maribavir development programs, among others. The increase in selling, general and administrative expenses for the first quarter of 2013 compared to the same period in 2012 was driven by the growth of our global organization and our European commercialization efforts.

Because our Vancocin intangible asset is amortizable for tax purposes, we recorded a tax benefit of $41 million related to the impairment of the asset.  We recognized a total tax benefit of $42 million in the quarter ended March 31, 2013 compared to a tax expense of $18 million in the quarter ended March 31, 2012.

Working Capital Highlights

At March 31, 2013, our working capital was $356 million, which included cash, cash equivalents and short term investments of $261 million. During the first quarter of 2013 we generated $14 million net cash from operations.

Financial Highlights ($ in millions, except per share data)

	Q1 2013	Q1 2012	Percent Change
Total net product sales	$107.1	$135.8	-21%
Cinryze U.S. net product sales	96.8	67.0	+44%
EU net product sales	6.8	2.7	+152%
Vancocin net product sales	3.6	66.2	-95%
GAAP net income (loss)	(64.0)	20.0
Non-GAAP adjusted net income	11.1	31.1
GAAP diluted net income (loss) per share	(0.98)	0.26
Non-GAAP adjusted diluted EPS	0.15	0.37

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three months ended March 31, 2013 and 2012. Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) share-based compensation expenses, (4) changes in contingent consideration, (5) option amortization and (6) certain non-recurring events, including asset impairments. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income  (loss) per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Research and Development Programs

ViroPharma is investing in research and development programs to ensure growth for the future.  The current pipeline includes programs in various stages of clinical and pre-clinical development focused on rare diseases and serious unmet medical needs.

•                  Subcutaneous administration of Cinryze — In December 2012, we initiated a Phase 2b double blind, multi-center, dose ranging study to evaluate the safety and efficacy of subcutaneous administration of in combination with Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) in adolescents and adults with HAE for prevention of HAE attacks.  We expect to complete enrollment in this study during the first week of May, 2013.

•                  New uses for C1 INH - We are investigating potential new uses for our C1 esterase inhibitor product with a goal of pursuing additional indications in patient populations with other C1 INH mediated diseases.  To that end, we are supporting investigator-initiated studies (IISs) evaluating C1 INH as a treatment for patients with Neuromyelitis Optica (NMO) and Autoimmune Hemolytic Anemia (AIHA); both of these studies were initiated in 2012. We are also conducting a clinical trial in Antibody-Mediated Rejection (AMR) post renal transplantation and are evaluating the potential effect of C1-INH in Refractory Paroxysmal Nocturnal Hemoglobinuria (PNH). ViroPharma plans to continue to conduct both clinical and non-clinical studies to evaluate additional therapeutic uses for its C1 INH product in the future.

•                  Maribavir for cytomegalovirus — We are currently enrolling patients into a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients.  The program consists of two independent Phase 2 clinical studies that include subjects who have asymptomatic CMV in one trial, and those who have failed therapy with other anti-CMV agents in another trial.  Additional data from these ongoing studies will be provided during today’s conference call.

•                  VP-20629 for Friedreich’s Ataxia (FA) — We expect to initiate a single and repeat dose phase 1 study in patients in 2013.

•                  Oral Budesonide for eosinophilic esophagitis (EOE) — We currently have an exclusive option agreement to acquire Meritage Pharma, Incorporated based on predefined terms pending data outcomes from a Phase 2 study and concurrence with the U.S. FDA on an acceptable clinical endpoint for the Phase 3 program.  The Phase 2 study is currently enrolling with data expected in 2014.

2013 Guidance

ViroPharma is providing guidance for the year 2013 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2013, ViroPharma is providing the following update:

•                  Worldwide net product sales are expected to be $440 to $465 million;

•                  Net North American Cinryze sales are expected to be $390 to $400 million; and

•                  Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $240 to $260 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and all other operational results of the first quarter on May 1, 2013 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international).  After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com.  Windows Media or Real Player will be needed to access the webcast.  An audio archive will be available at the same address until May 15, 2013.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, cytomegalovirus (CMV), Friedreich’s Ataxia, eosinophilic esophagitis (EoE) and adrenal insufficiency. Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, adrenal insufficiency and C. difficile-associated diarrhea (CDAD). For full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2013, forecasted future tax rates, our ability to continue to successfully commercialize our products in the United States and Europe, the timing and results of anticipated events in our clinical development programs; and our ability to identify and execute upon business development opportunities.

Our actual results may vary depending on a variety of factors, including:

•        our ability to continue to identify and retain prophylaxis Cinryze patients in the United States and Europe at the rate we anticipate, the total number of potential prophylaxis Cinryze patients in the United States and Europe and our market share of HAE patients in the United States and Europe;

•        the size of the market, future growth potential and market share for Buccolam and Plenadren in Europe;

•        the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•        fluctuations in wholesaler and SP order patterns and inventory levels;

•        competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze,  Buccolam and Plenadren;

•        changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Cinryze, Buccolam and Plenadren;

•        manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•        our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•        the impact of healthcare reform legislation in the United States;

•        actions by the FDA and EMA or other government regulatory agencies;

•        the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulations, Cinryze for antibody mediated rejection, and maribavir for treatment of CMV infections in transplant recipients;

•        whether we pursue regulatory approval of Plenadren in the United States; and

•        the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products and our efforts to find a partner for VP20621.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories.  The entry of competing generic products following FDA approval in April 2012 has and will continue to significantly affect our sales of Vancocin and our financial performance.  Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. Clinical data presented regarding studies with maribavir is interim data as the studies are ongoing. There can be no assurance that the interim data is representative of the final clinical data from the studies or that the results of the studies will support future clinical studies of maribavir.  These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended December 31, 2012 could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended
	March 31,
	2013	2012
Revenues:
Net product sales	$107,149	$135,800

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	29,859	32,079
Research and development	17,197	15,399
Selling, general and administrative	42,724	37,949
Intangible amortization	8,899	8,827
Impairment loss	104,245	—
Other operating expenses	2,084	1,236
Total costs and expenses	205,008	95,490
Operating income (loss)	(97,859)	40,310

Other Income (Expense):
Interest income	165	136
Interest expense	(3,609)	(3,447)
Other income (expense), net	(4,152)	1,061
Income (loss) before income tax expense (benefit)	(105,455)	38,060
Income tax expense (benefit)	(41,458)	18,069
Net income (loss)	$(63,997)	$19,991

Basic net income (loss) per share	$(0.98)	$0.28
Diluted net income (loss) per share	$(0.98)	$0.26

Shares used in computing net income (loss) per share:
Basic	65,207	70,512
Diluted	65,207	85,026

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)

	Three months ended
	March 31,
	2013	2012

GAAP net income (loss)	$(63,997)	$19,991
Adjustments:
Non-cash interest expense	2,409	2,245
Intangible amortization	8,899	8,827
Share-based compensation	5,992	4,904
Option amortization	1,084	1,071
Contingent consideration expense	422	1,112
Asset impairment	104,245	—
Tax effect of the above	(47,990)	(7,082)
Non-GAAP adjusted net income	$11,064	$31,068

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$11,064	$31,068
Add interest expense on senior convertible notes, net of income tax	625	635
Non-GAAP adjusted diluted net income	$11,689	$31,703

Shares used in computing GAAP diluted net income (loss) per share	65,207	85,026
Shares used in computing Non-GAAP adjusted diluted net income per share	79,147	85,026

GAAP diluted net income (loss) per share	$(0.98)	$0.26
Non-GAAP adjusted diluted net income per share	$0.15	$0.37

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions and changes in the fair value of future contingent consideration or significant transaction costs.

3. Share-based compensation expense: Non-GAAP adjusted net income excludes the impact of our non-cash share-based compensation expense. We believe that excluding the impact of expensing share-based compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$199,197	$175,518
Short-term investments	61,607	71,338
Inventory	73,409	64,384
Total current assets	456,829	453,418
Intangible assets, net	503,529	617,539
Goodwill	96,361	96,759
Total assets	1,107,917	1,219,952

Liabilities and Stockholders’ Equity
Total current liabilities	$100,660	$114,028
Deferred tax liabilities	123,357	167,484
Long-term debt	163,968	161,793
Total liabilities	407,381	462,913
Total stockholders’ equity	700,536	757,039
Total liabilities and stockholders’ equity	1,107,917	1,219,952

Statement of Cash Flows:

(in thousands)

	Three months ended
	March 31,	March 31,
	2013	2012

Net cash provided by operating activities	$13,863	$53,311
Net cash provided by investing activities	8,643	17,894
Net cash provided by (used in) financing activities	2,022	(39,611)